EXHIBIT "99.1"

NEWS RELEASE	Contact:
FOR IMMEDIATE RELEASE	New Concept Energy Inc. Investor Relations Gene Bertcher, (800) 400-6407 info@newconceptenergy.com

New Concept Energy, Inc. Reports First Quarter 2014 Results

Dallas (May 15, 2014) – New Concept Energy, Inc. (NYSE MKT: GBR), (the "Company" or "NCE") a Dallas-based oil and gas company, today reported net loss for the three months ended March 31, 2014 of $40,000 or $0.02 per share, compared to a net income of $31,000 or $(0.02) per share for the three months ended March 31, 2013.

For the three months ended March 31, 2014, the Company recorded oil and gas revenues of $344,000 as compared to $340,000 for the comparable period of 2013.

The Company recorded revenues of $725,000 for the three months ended March 31, 2014 from its retirement property compared to $680,000 for the comparable period in 2013. The increase was due principally due to rate increases.

For the three months ended March 31, 2014, the Company recorded oil and gas operating expenses of $483,000 as compared to $456,000 for the comparable period of 2013. Included in operating expenses are $166,000 and $207,000 for the three months ended March 31, 2014 and 2013 respectively of depreciation and depletion which are non-cash expenses. In 2014 operating expenses were $68,000 higher than in 2013. The increases were due to general operating expenses. The increase in operating expenses was partially offset by lower depreciation, depletion and amortization cost of $41,000.

For the three months ended March 31, 2014, operating expenses including lease expense at the retirement property were $636,000, as compared to $622,000 for the comparable period in 2013.

For the three months ended March 31, 2014, corporate general & administrative expenses were $192,000 as compared to $173,000 for the comparable periods in 2013. The increase is primarily due to $18,000 of consulting fees paid to assist the Company reviewing its oil and gas operations and identifying new oil & gas.

For the three months ended March 31, 2014 other income was $232,000 which represents a cash payment the Company received from the bankruptcy estate of the prior owners of the oil & gas operations which the Company acquired in 2008.

Contact:
New Concept Energy, Inc.
Gene Bertcher, (800) 400-6407
info@newconceptenergy.com

NEW CONCEPT ENERGY, INC AND SUBSIDIARIES
CONSOLIDATED STATEMENT OF OPERATIONS
(unaudited)
(amounts in thousands, except per share data)

	For the Three Months ended March 31,
	2014	2013
Revenue
Oil and gas operations, net of royalties	$344	$340
Real estate operations	725	680
	1,069	1,020

Operating expenses
Oil and gas operations	483	456
Real estate operations	396	386
Real Estate - Lease expense	240	236
Corporate general and administrative	192	173
	1,311	1,251
Operating earnings (loss)	(242)	(231)

Other income (expense)
Interest income	1	6
Interest expense	(31)	(49)
Recovery of bad debt expense	-	339
Other income (expense), net	232	(34)
Expense	202	262

Net income (loss) applicable to common shares	$(40)	$31

Net income (loss) per common share-basic and diluted	$(0.02)	$0.02

Weighted average common and equivalent shares outstanding - basic	1,947	1,947

NEW CONCEPT ENERGY, INC. AND SUBSIDARIES
CONSOLIDATED BALANCE SHEETS
(unaudited)
(amounts in thousands)
	March 31, 2014	December 31, 2013

Assets

Current assets
Cash and cash equivalents	$443	$1,621
Accounts receivable from oil and gas sales	168	195
Other current assets	201	203
Total current assets	812	2,019

Oil and natural gas properties (full cost accounting method)
Proved developed and undeveloped oil and gas properties, net of depletion	9,025	9,190

Property and equipment, net of depreciation
Land, buildings and equipment - oil and gas operations	1,422	1,442
Other	188	183
Total property and equipment	1,610	1,625

Other assets (including $123,000 and $122,000 due from related parties
in 2014 and 2013	1,145	474

Total assets	$12,592	$13,308

NEW CONCEPT ENERGY, INC. AND SUBSIDIARIES
CONSOLIDATED BALANCE SHEETS - CONTINUED
(unaudited)
(amounts in thousands, except share amounts)

	March 31, 2014	December 31, 2013

Liabilities and stockholders' equity

Current liabilities
Accounts payable - trade	$303	$121
Accrued expenses	175	965
Current portion of long term debt	185	185
Total current liabilities	663	1,271

Long-term debt
Notes payable less current portion	2,127	2,195
Asset retirement obligation	2,770	2,770
Total liabilities	5,560	6,236

Stockholders' equity
Preferred stock, Series B	1	1
Common stock, $.01 par value; authorized, 100,000,000
shares; issued and outstanding, 1,946,935 shares
at March 31, 2014 and December 31, 2013	20	20
Additional paid-in capital	58,838	58,838
Accumulated deficit	(51,827)	(51,787)

	7,032	7,072

Total liabilities & equity	$12,592	$13,308